Exhibit 99.1

Ultimate Electronics, Inc. Announces $13 Million Secured Term Loan

and an Amended Credit Facility

DENVER, July 27 /PRNewswire-FirstCall/ — Ultimate Electronics, Inc. (Nasdaq: ULTE) announced today that it has obtained a $13 million secured term loan from a group of banks led by Back Bay Capital Funding LLC and has also entered into a fourth amended and restated credit and security agreement with a bank syndicate led by Wells Fargo Retail Finance, part of Wells Fargo & Company (NYSE: WFC) to provide for the new financing and to amend the Company’s financial covenants.  Ultimate Electronics plans to use the funds for general working capital purposes.

The fourth amended and restated credit facility includes $100 million of revolving credit borrowings, subject to borrowing base limitations, and a $13 million term loan.   After giving effect to the $13 million term loan, the Company’s current outstanding borrowings are $56 million and the Company has $23 million available for borrowing under the revolving credit facility.

The amended credit agreement amends the covenant regarding minimum EBITDA (i.e. earnings before interest, taxes, depreciation and amortization) by reducing the required EBITDA targets starting in June 2004 and replacing the EBITDA covenant effective July 2005 with a new fixed charge coverage ratio covenant.

Dave Workman, President and Chief Executive Officer, stated, “We believe the financing supplied by Back Bay Capital will provide us with additional financial flexibility to effectuate our turnaround efforts.”

The statements made in this news release, other than those concerning historical financial information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon the company. These forward-looking statements include statements regarding: the use of funds; the financial flexibility provided by the new term loan; and the Company’s turnaround strategy.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: changes in general economic conditions; success of sales promotions and marketing efforts; activities of competitors; terrorism and acts of war; consumer acceptance of new technologies; risks associated with the operation of our new management information system; and other risk factors identified in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, filed with the Securities and Exchange Commission. There can be no assurance that future developments affecting the company will be those anticipated by management. The company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

About Ultimate Electronics, Inc. (Nasdaq: ULTE)

Ultimate Electronics is a leading specialty retailer of home entertainment and consumer electronics products in 14 states. The company operates 65 stores, including 54 stores in Arizona, Idaho, Illinois, Iowa, Kansas, Minnesota, Missouri, Nevada, New Mexico, Oklahoma, South Dakota, Texas and Utah under the trade name Ultimate Electronics® and 11 stores in Colorado under the trade name SoundTrack®. In addition, the company operates Fast Trak Inc., an independent electronics repair company and a wholly owned subsidiary of Ultimate Electronics. During the past two years, the company received numerous industry awards including Audio Video International’s 2003 “Top 10 Audio/Video Retailer of the Year.”